Filed Pursuant to Rule 433

Registration No. 333-289928

Final Term Sheet

August 10, 2026

VERIZON COMMUNICATIONS INC.

$2,000,000,000 6.600% Fixed-to-Fixed Rate Junior Subordinated Notes due 2059

$1,750,000,000 6.750% Fixed-to-Fixed Rate Junior Subordinated Notes due 2057

Issuer:	Verizon Communications Inc. (“Verizon”)

Title of Securities:	$2,000,000,000 6.600% Fixed-to-Fixed Rate Junior Subordinated Notes due 2059 (the “2059 Junior Subordinated Notes”)

$1,750,000,000 6.750% Fixed-to-Fixed Rate Junior Subordinated Notes due 2057 (the “2057 Junior Subordinated Notes” and, together with the 2059 Junior Subordinated Notes, the “Junior Subordinated Notes”)

Format:	SEC-Registered

Trade Date:	August 10, 2026

Settlement Date (T+3):	August 13, 2026

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa2 / BBB- / BBB

Maturity Date:	2059 Junior Subordinated Notes: February 15, 2059

2057 Junior Subordinated Notes: February 15, 2057

Interest Payment Dates:	2059 Junior Subordinated Notes: Subject to Verizon’s right to optionally defer interest payments, semi-annually in arrears on February 15 and August 15 of each year, commencing February 15, 2027

2057 Junior Subordinated Notes: Subject to Verizon’s right to optionally defer interest payments, semi-annually in arrears on February 15 and August 15 of each year, commencing February 15, 2027

Reset Dates:	2059 Junior Subordinated Notes: February 15, 2034 (the “2059 Junior Subordinated Notes First Reset Date”) and each fifth anniversary thereof (each, a “2059 Reset Date”)

2057 Junior Subordinated Notes: February 15, 2037 (the “2057 Junior Subordinated Notes First Reset Date”) and each fifth anniversary thereof (each, a “2057 Reset Date”)

Step-Up Dates:

2059 Junior Subordinated Notes: February 15, 2039 (the “2059 Junior Subordinated Notes First Step-Up Date”); and February 15, 2054 (the “2059 Junior Subordinated Notes Second Step-Up Date”)

2057 Junior Subordinated Notes: February 15, 2037

Interest Rate:	2059 Junior Subordinated Notes: Interest will accrue (i) from, and including, the original issuance date to, but excluding, the 2059 Junior Subordinated Notes First Reset Date, at a rate of 6.600% per year; (ii) from, and including, the 2059 Junior Subordinated Notes First Reset Date to, but excluding, the 2059 Junior Subordinated Notes First Step-Up Date, at a rate per year equal to the Five-year U.S. Treasury Rate plus the 2059 Spread to Benchmark; (iii) during each 2059 Junior Subordinated Notes Reset Period, from, and including, the 2059 Junior Subordinated Notes First Step-Up Date to, but excluding, the 2059 Junior Subordinated Notes Second Step-Up Date, at a rate per year equal to the Five-year U.S. Treasury Rate plus the 2059 Spread to Benchmark plus 0.25%; and (iv) during each 2059 Junior Subordinated Notes Reset Period, from, and including, the 2059 Junior Subordinated Notes Second Step-Up Date, at a rate per year equal to the Five-year U.S. Treasury Rate plus the 2059 Spread to Benchmark plus 1.00%

2057 Junior Subordinated Notes: Interest will accrue (i) from, and including, the original issuance date to, but excluding, the 2057 Junior Subordinated Notes First Reset Date, at a rate of 6.750% per year; and (ii) during each 2057 Junior Subordinated Notes Reset Period, from, and including, the 2057 Junior Subordinated Notes First Reset Date, at a rate per year equal to the Five-year U.S. Treasury Rate plus the 2057 Spread to Benchmark plus 0.25%

Day Count Convention:	30/360

Aggregate Principal Amount Offered:	2059 Junior Subordinated Notes: $2,000,000,000 2057 Junior Subordinated Notes: $1,750,000,000

Public Offering Price:	2059 Junior Subordinated Notes: 100.000% plus accrued interest, if any, from August 13, 2026 2057 Junior Subordinated Notes: 100.000% plus accrued interest, if any, from August 13, 2026

Benchmark Treasury:	2059 Junior Subordinated Notes: UST 4.375% due July 31, 2033

2057 Junior Subordinated Notes: UST 4.375% due May 15, 2036

Benchmark Yield:	2059 Junior Subordinated Notes: 4.552%

2057 Junior Subordinated Notes: 4.703%

Spread to Benchmark:	2059 Junior Subordinated Notes: 204.8 basis points (the “2059 Spread to Benchmark)

2057 Junior Subordinated Notes: 204.7 basis points (the “2057 Spread to Benchmark)

Reoffer Yield:	2059 Junior Subordinated Notes: 6.600% 2057 Junior Subordinated Notes: 6.750%

Underwriting Discount:	2059 Junior Subordinated Notes: 85.0 basis points

2057 Junior Subordinated Notes: 85.0 basis points

Proceeds to Verizon (before expenses):	2059 Junior Subordinated Notes: 99.150%

2057 Junior Subordinated Notes: 99.150%

Use of Proceeds:	For general corporate purposes, which may include, depending on market and other conditions, the repayment of outstanding indebtedness

Denominations:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess of $1,000 for each series of the Junior Subordinated Notes

Optional Deferral of Interest:	Up to 10 consecutive years per deferral

Optional Redemption:	2059 Junior Subordinated Notes Par Call: In whole or in part, (i) on any day during the period commencing on and including November 15, 2033 (the “2059 Junior Subordinated Notes First Par Call Date”) and ending on and including the 2059 Junior Subordinated Notes First Reset Date (such period, the “2059 Junior Subordinated Notes First Par Call Period”), and (ii) on any interest payment date after the 2059 Junior Subordinated Notes First Reset Date (any such date, together with each date in the 2059 Junior Subordinated Notes First Par Call Period, a “2059 Junior Subordinated Notes Par Call Date”), in each case at 100% of the principal amount of the 2059 Junior Subordinated Notes being redeemed, plus any accrued and unpaid interest thereon (including, for the avoidance of doubt, any arrears of interest, including additional interest, outstanding on the date of redemption (such arrears of interest, “Additional Interest”))

2059 Junior Subordinated Notes Make-Whole Call: On any day other than a 2059 Junior Subordinated Notes Par Call Date, in whole or in part, at a make-whole redemption price equal to the greater of (i) 100% of principal amount of the 2059 Junior Subordinated Notes being redeemed; or the (ii) sum of present values of the remaining scheduled payments of principal and interest on the 2059 Junior Subordinated Notes (exclusive of such interest accrued to the date of redemption and any Additional Interest), assuming for such purpose that the 2059 Junior Subordinated Notes matured on the next succeeding 2059 Junior Subordinated Notes Par Call Date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the U.S. Treasury Rate plus 35 basis points

2057 Junior Subordinated Notes Par Call: In whole or in part, (i) on any day during the period commencing on and including November 15, 2036 (the “2057 Junior Subordinated Notes First Par Call Date”) and ending on and including the 2057 Junior Subordinated Notes First Reset Date (such period, the “2057 Notes First Par Call Period”), and (ii) on any

interest payment date after the 2057 Junior Subordinated Notes First Reset Date (any such date, together with each date in the 2057 Junior Subordinated Notes First Par Call Period, a “2057 Junior Subordinated Notes Par Call Date”), in each case at 100% of the principal amount of 2057 Junior Subordinated Notes being redeemed, plus any accrued and unpaid interest thereon (including, for the avoidance of doubt, any Additional Interest)

2057 Junior Subordinated Notes Make-Whole Call: On any day other than a 2057 Junior Subordinated Notes Par Call Date, in whole or in part, at a make-whole redemption price equal to the greater of (i) 100% of principal amount of the 2057 Junior Subordinated Notes being redeemed; or the (ii) sum of present values of the remaining scheduled payments of principal and interest on the 2057 Junior Subordinated Notes (exclusive of such interest accrued to the date of redemption and any Additional Interest), assuming for such purpose that the 2057 Junior Subordinated Notes matured on the next succeeding 2057 Junior Subordinated Notes Par Call Date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the U.S. Treasury Rate plus 35 basis points

Tax Event:	Each series of Junior Subordinated Notes is redeemable in whole, but not in part, at any time following the occurrence of a Tax Event at a redemption price equal to 100% of the principal amount of the applicable series of Junior Subordinated Notes, plus accrued and unpaid interest thereon (including, for the avoidance of doubt, any Additional Interest) to, but excluding, the redemption date.

Rating Agency Event:	Each series of Junior Subordinated Notes is redeemable in whole, but not in part, at any time following the occurrence of a Rating Agency Event at a redemption price equal to 102% of the principal amount of the applicable series of Junior Subordinated Notes, plus accrued and unpaid interest thereon (including, for the avoidance of doubt, any Additional Interest) to, but excluding, the redemption date.

Events of Default; Remedies:	Will contain customary payment, covenant and insolvency events of default. The Trustee and the holders of the applicable series of Junior Subordinated Notes may not accelerate the maturity of such series of Junior Subordinated Notes upon the occurrence of any covenant event of default. However, if a payment or insolvency-related event of default occurs, the Trustee and the holders of at least 25% of the outstanding principal amount of the applicable series of Junior Subordinated Notes may declare the entire principal of, and any accrued and unpaid interest on (including, for the avoidance of doubt, any Additional Interest), all the Junior Subordinated Notes of such series to be due and payable immediately. Subject to certain conditions, the holders of a majority of the outstanding principal amount of the applicable series of Junior Subordinated Notes can rescind such declaration. See “Description of the Junior Subordinated Notes—Events of Default” in the Preliminary Prospectus Supplement

Ranking:	The Junior Subordinated Notes will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture, to all of Verizon’s senior indebtedness. The Junior Subordinated Notes will rank pari passu to all outstanding junior subordinated notes of Verizon Communications Inc. and to any existing and future unsecured subordinated indebtedness that Verizon Communications Inc. may incur from time to time if the terms of such indebtedness provide that it ranks equally with the Junior Subordinated Notes in right of payment.

CUSIP:	2059 Junior Subordinated Notes: 92343VJL9

2057 Junior Subordinated Notes: 92343VJM7

ISIN:	2059 Junior Subordinated Notes: US92343VJL99

2057 Junior Subordinated Notes: US92343VJM72

Governing Law:	State of New York

Allocation	Principal Amount of 2059 Junior Subordinated Notes	Principal Amount of 2057 Junior Subordinated Notes
Barclays Capital Inc.	$200,000,000	$175,000,000
BofA Securities, Inc.	200,000,000	175,000,000
Goldman Sachs & Co. LLC	200,000,000	175,000,000
J.P. Morgan Securities LLC	200,000,000	175,000,000
Mizuho Securities USA LLC	200,000,000	175,000,000
Morgan Stanley & Co. LLC	200,000,000	175,000,000
SMBC Nikko Securities America, Inc.	200,000,000	175,000,000
Wells Fargo Securities, LLC	200,000,000	175,000,000
NatWest Markets Securities Inc.	50,000,000	43,750,000
PNC Capital Markets LLC	50,000,000	43,750,000
Scotia Capital (USA) Inc.	50,000,000	43,750,000
TD Securities (USA) LLC	50,000,000	43,750,000
Truist Securities, Inc.	50,000,000	43,750,000
U.S. Bancorp Investments, Inc.	50,000,000	43,750,000
BBVA Securities Inc.	25,000,000	21,875,000
BNY Mellon Capital Markets, LLC	25,000,000	21,875,000
CIBC World Markets Corp.	25,000,000	21,875,000
Intesa Sanpaolo IMI Securities Corp.	25,000,000	21,875,000

Total	$2,000,000,000	$1,750,000,000

Joint Book-Running Managers:	Barclays Capital Inc.
BofA Securities, Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
SMBC Nikko Securities America, Inc.
Wells Fargo Securities, LLC

Senior Co-Managers:	NatWest Markets Securities Inc.
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
TD Securities (USA) LLC
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.

Junior Co-Managers:	BBVA Securities Inc.
BNY Mellon Capital Markets, LLC
CIBC World Markets Corp.
Intesa Sanpaolo IMI Securities Corp.

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated August 10, 2026 (“Preliminary Prospectus Supplement”); Prospectus dated August 29, 2025. Capitalized terms used but not defined herein have the meanings given to them in the Preliminary Prospectus Supplement

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including the Preliminary Prospectus Supplement and Prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement and Prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc. toll-free at 1-888-603-5847, BofA Securities, Inc. at +1-800-294-1322, Goldman Sachs & Co. LLC at +1-866-471-2526, J.P. Morgan Securities LLC at +1-212-834-4533, Mizuho Securities USA LLC at +1-866-271-7403, Morgan Stanley & Co. LLC at +1-866-718-1649, SMBC Nikko Securities America, Inc. at +1-888-868-6856 or Wells Fargo Securities, LLC at +1-800-645-3751 or by contacting the issuer at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: 1-212-395-1525

Internet Site: www.verizon.com/about/investors

The information contained on or accessible through Verizon’s corporate website or any other website that it may maintain is not incorporated by reference herein.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Junior Subordinated Notes prior to the business day before the settlement date will be required, by virtue of the fact that the Junior Subordinated Notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.

No key information document (“KID”) required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering, selling or distributing the Junior Subordinated Notes or otherwise making them available to retail investors in the European Economic Area (“EEA”) has been prepared as the Junior Subordinated Notes will not be made available to any retail investor in the EEA.

No KID required by Regulation (EU) No 1286/2014 as it forms part of domestic law of the United Kingdom (“UK”) by virtue of the European Union (Withdrawal) Act 2018, as amended (“EUWA”) (the “UK PRIIPs Regulation”) for offering, selling or distributing the Junior Subordinated Notes or otherwise making them available to retail investors in the UK has been prepared as the Junior Subordinated Notes will not be made available to any retail investor in the UK.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.